UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2020

Huntsman Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32427	42-1648585
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10003 Woodloch Forest Drive
The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(281) 719-6000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b ) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $0.01 per share	HUN	New York Stock Exchange

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Executive Severance Plan

On February 14, 2020, the Board of Directors of Huntsman Corporation (the “Company”) approved the Amended and Restated Huntsman Executive Severance Plan (the “Executive Severance Plan”), which amended and restated the prior plan adopted by the Board of Directors on September 11, 2013 (the “Prior Plan”).

The Executive Severance Plan amended the Prior Plan by (i) modifying the definition of Base Compensation to include the target annual bonus amount for the year in which termination occurs; (ii) reducing the amount of the cash severance multiple from 1.5x to 1.0x for participants at the level of Vice President and below; (iii) reducing the multiplier of potential healthcare benefits for U.S. participants from 150% to 100%; (iv) capping the Continuation Period of the potential healthcare benefits for U.S. participants at 18 months (compared to 24 months permitted by the Prior Plan); and (v) adding restrictive covenant amendments for all plan participants, including provisions requiring confidentiality, non-competition, non-solicitation, and non-disparagement; and (vi) allowing pro-rata annual bonus for the year in which termination occurs.

The foregoing description of the Executive Severance Plan is not complete and is qualified in its entirety by reference to the full text of the Executive Severance Plan, which is filed herewith as Exhibit 10.1.

Amended and Restated CEO Severance Agreement

On February 19, 2020, the Company and Peter R. Huntsman, the Chairman of the Board, President and Chief Executive Officer of the Company, entered into a Second Amended and Restated Severance Agreement (the “Revised Agreement”).  The Revised Agreement amended and restated the Amended and Restated Severance Agreement (the “Original Agreement”), dated December 19, 2017 between the Company and Mr. Huntsman.

The Revised Agreement amended the Original Agreement by (i) modifying the definition of Annual Compensation for Mr. Huntsman to include the target annual bonus amount in the event Mr. Huntsman’s employment is terminated by us for any reason other than for Reasonable Cause or by Mr. Huntsman for Good Reason (each a “Termination Event”); (ii) aligning the potential healthcare benefits for Mr. Huntsman with those provided by the Executive Severance Plan; (iii) adding restrictive covenant amendments for Mr. Huntsman, including provisions requiring of confidentiality, non-competition, non-solicitation, and non-disparagement; and (iv) allowing pro-rata annual bonus for the year in which a Termination Event occurs.

Additionally, the Revised Agreement extended the term of the agreement from December 31, 2022 to February 19, 2025.

The foregoing description of the Revised Agreement is not complete and is qualified in its entirety by reference to the full text of the Revised Agreement, which is filed herewith as Exhibit 10.2.

Transaction Bonus

On February 13, 2020, the Compensation Committee of the Company approved transaction bonuses to Peter R. Huntsman, Sean Douglas, David Stryker, Anthony P. Hankins and R. Wade Rogers each in the amount listed below. The transaction bonuses are in recognition of the officers’ significant contributions to the Company in connection with the sale of the Company’s chemical intermediates businesses, which included PO/MTBE, and surfactants to Indorama Ventures Holdings L.P. These bonuses will be paid as soon as administratively feasible.

Name	Title	Amount
Peter R. Huntsman	Chairman of the Board, President and Chief Executive Officer	$1.5 million
Sean Douglas	Executive Vice President and Chief Financial Officer	$850,000
David M. Stryker	Executive Vice President, General Counsel and Secretary	$700,000
R. Wade Rogers	Senior Vice President, Global Human Resources	$550,000
Anthony P. Hankins	Division President, Polyurethanes and Chief Executive Officer, Asia-Pacific	$100,000

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits.

Number	Description of Exhibits
10.1	Huntsman Executive Severance Plan (as amended and restated effective February 19, 2020)
10.2	Second Amended and Restated Severance Agreement dated February 19, 2020, between Huntsman Corporation and Peter R. Huntsman
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTSMAN CORPORATION

/s/ R. Wade Rogers
Senior Vice President, Global Human Resources

Dated: February 19, 2020

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